Exhibit 12.1

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth our ratio of earnings to fixed charges for the years ended December 31, 1997, 1998, 1999, 2000, 2001 and the nine months ended September 30, 2002. As earnings are inadequate to cover the combined fixed charges, we have provided the deficiency amounts. For purposes of this computation, "Earnings" consist of loss before income taxes, excluding the cumulative effect of a change in accounting principle, plus fixed charges, and "fixed charges" consist of interest and the amortization of debt issuance costs and debt discount incurred and the portion of rental expense deemed by us to be representative of the interest factor of rental payments under leases.

                                                                YEAR ENDED DECEMBER 31,
                                   ----------------------------------------------------------------------------
                                                                                                                  NINE MONTHS
                                                                                                                     ENDED
                                                                                                                 SEPTEMBER 30,
                                       2001             2000           1999             1998           1997           2002
                                   ------------     ------------   ------------     ------------   ------------ --------------
                                                                  (IN THOUSANDS)
   Net loss before cumulative
     effect of a change in
     accounting principle (A)      $   (100,150)    $   (117,886)  $    (74,719)    $    (59,277)  $   (42,995) $    (25,868)
   Interest expense on
     indebtedness and
     amortization of debt
     issuance costs and debt
     discount                      $      8,088     $      8,322   $     12,979     $     13,119   $    13,601  $      5,213
   Portion of rent expense
     representative of interest    $      2,112     $      3,386   $      3,514     $      3,727   $     3,466  $      2,385
                                   ------------     ------------   ------------     ------------   -----------  ------------

Earnings                           $    (89,950)    $   (106,178)  $    (58,226)    $    (42,431)  $   (25,928) $    (18,270)

   Interest expense on
     indebtedness and
     amortization of debt
     issuance costs and debt
     discount                      $      8,088     $      8,322   $     12,979     $     13,119   $    13,601  $      5,213
   Portion of rent expense
     representative of interest    $      2,112     $      3,386   $      3,514     $      3,727   $     3,466  $      2,385
                                   ------------     ------------   ------------     ------------   -----------  ------------

Total fixed charges                $     10,200     $     11,708   $     16,493     $     16,846   $    17,067  $      7,598
                                   ============     ============   ============     ============   ===========  ============

Ratio of earnings to fixed
   charges                                   --               --             --               --            --            --
                                   ------------     ------------   ------------     ------------   -----------  ------------

Coverage deficiency                $   (100,150)    $   (117,886)  $    (74,719)    $    (59,277)  $   (42,995) $    (25,868)
                                   =============    =============  =============    =============  ============ =============


(A) In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") No. 101, Revenue Recognition in Financial Statements. We implemented SAB No. 101 in the fourth quarter of 2000 as a change in accounting principle. The cumulative effect of this change to December 31, 1999, which was recorded in 2000, was $13.1 million.